UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                              Commission File Number     333-113336-01
                                                    ----------------------------


                The National Collegiate Student Loan Trust 2004-1
                -------------------------------------------------
             (Exact name of registrant as specified in its charter)

     800 Boylston Street, 34th Floor, Boston, MA 02199-8157, (800) 895-4283
     ----------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              Class A-1, Class A-2, Class A-3, Class B-1, Class B-2
              -----------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       X                 Rule 12h-3(b)(1)(i)     X
         Rule 12g-4(a)(1)(ii)      |_|               Rule 12h-3(b)(1)(ii)    |_|
         Rule 12g-4(a)(2)(i)       |_|               Rule 12h-3(b)(2)(i)     |_|
         Rule 12g-4(a)(2)(ii)      |_|               Rule 12h-3(b)(2)(ii)    |_|
                                                     Rule 15d-6              |_|

         Approximate number of holders of record as of the certification or
notice date:   25
            --------

         Pursuant to the requirements of the Securities Exchange Act of 1934 The National Collegiate Student Loan Trust 2004-1 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: July 21, 2004                   By:  FIRST MARBLEHEAD DATA SERVICES, INC.,
      -------------                        ADMINISTRATOR
                                           By: /s/ Bruce F. Lefenfeld
                                               ---------------------------------
                                           Name:   Bruce F. Lefenfeld
                                           Title:  President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.